EXHIBIT 99.1

Crescent Financial Corporation Announces Third Quarter Results and Regulatory Approval for Piedmont Transaction

CARY, N.C., Oct. 24, 2011 (GLOBE NEWSWIRE) -- Crescent Financial Corporation (Nasdaq:CRFN), parent company of Crescent State Bank headquartered in Cary, North Carolina, announced an unaudited net loss for the three months ended September 30, 2011, before adjusting for the effective dividend on preferred stock, of ($3,004,000) compared with ($1,884,000) for the three month period ended September 30, 2010. After adjusting for dividends and accretion on preferred stock of $442,000 and $423,000, respectively for each period, the net loss attributable to common shareholders for the current period was ($3,446,000) or ($0.36) per share compared to ($2,307,000) or ($0.24) per share for the prior year period. For reasons discussed below, the Company did not recognize any income tax benefit from the pre-tax loss during the current period. On a comparative pre-tax basis, the loss before the effective dividend on preferred stock was $453,000 less for the quarter ended September 30, 2011 than the ($3,458,000) reported for the quarter ended September 30, 2010. The improvement was attributable to the net impact of a higher net interest margin, smaller loan loss provision, 10% increase in noninterest income and was partially offset by a 2% increase in noninterest expenses.

Also announced today was that Piedmont Community Bank Holdings, Inc. ("Piedmont") received regulatory approval to invest $75.0 million in the Company and therefore will acquire a majority interest.

Net Interest Income

Net interest income for the three-month period ended September 30, 2011 declined by $55,000 or less than 1%  and was $6.8 million for both three-month periods ended September 30, 2011 and 2010. The yield on average earning assets decreased by 40 basis points from 5.45% to 5.05%, of which approximately 28 basis points was due to foregone interest income on nonperforming loans. The cost of interest-bearing liabilities declined by 53 basis points from 2.63% in the prior year period to 2.10% for the quarter ended September 30, 2011. The tax equivalent net interest margin increased to 3.17% for the three-month period ended September 30, 2011 compared to 3.08% for the prior period due to a higher interest rate spread and a slight increase in the percentage of average earning assets to average interest bearing liabilities.

Net interest income for the current three-month period increased by $411,000 or 7% when compared to $6.3 million for the second quarter of 2011 as a result of higher yields on earning assets and a lower cost of interest-bearing liabilities. The yield on earning assets increased by 8 basis points from 4.97%, the cost of interest-bearing liabilities declined by 14 basis points from 2.24% and the net interest margin increased by 22 basis points from 2.95%. The increase in the yield on earning assets was due in part to the recognition of interest income on two large loans transferred from nonaccrual to performing status. The decline in the Company's cost of funds was driven by lower deposit rates primarily in the interest-bearing demand category.

Provision for Loan Losses and Asset Quality

The provision for loan losses was $4.5 million for the quarter ended September 30, 2011 compared to $4.9 million recorded for the third quarter of 2010. The provision is dictated by management's assessment of the appropriate level of the loan loss reserve given qualitative factors driven by economic conditions and quantitative factors such as the level of historical charge-offs and specific reserves determined through the analysis of impaired loans. Annualized net charge-offs were 2.64% for the current quarter, 2.62% for the second quarter of 2011 and 2.96% for the third quarter of 2010. The allowance for loan losses as a percentage of total gross outstanding loans was 3.67% at September 30, 2011, 3.51% at June 30, 2011 and 2.60% at September, 2010.

Nonperforming loans as a percentage of total loans held for investment was 7.00% at September 30, 2011 compared to 6.14% at June 30, 2011 and 4.42% at September 30, 2010. Total nonperforming assets, which include nonaccrual loans, loans past due 90 days or more and still accruing, other real estate owned and repossessed loan collateral, as a percentage of total assets at September 30, 2011 was 6.20% compared with 5.61% at June 30, 2011 and 4.71% at September 30, 2010. The loan loss reserve coverage ratio, which is the reserve as a percentage of nonperforming loans, was 52.42% at September 30, 2011, 57.07% at June 30, 2011 and 58.86% at September 30, 2010. The reduction in the loan loss reserve coverage ratio is due in part to the increase in nonaccrual loans and the partial charge-offs on collateral dependent loans.

The level of non-performing assets increased during the third quarter of 2011 due to the deterioration of several construction land development and commercial and industrial relationships originated primarily in our Triangle and Wilmington regions. Management continues to caution that future results will be dependent on reducing the number of loans migrating into a problem status. The Company will continue to devote resources to managing problem credits and adequately providing for future loan losses.

Noninterest Income

Noninterest income increased by $129,000 or 10% to $1.4 million for the current period compared to $1.3 million for the period ended September 30, 2010. The increase is attributed to gains on the sale of investment securities of $236,000 less a $48,000 impairment write-down on an marketable equity investment. Brokerage referral revenue increased by $17,000 and service charges and other customer service related fees increased by $6,000. Due to the deferral of dividend payments on our preferred stock, the fair value fluctuations on the interest rate hedge related to those cash flows are now required to be recognized through earnings and during the third quarter of 2011 we recorded a $41,000 loss on an interest rate swap. Dividends from nonmarketable equity investments declined by $11,000 and revenue from mortgage related activities fell by $3,000.

On a linked quarter basis, non-interest income increased by $368,000 or 34%. Revenue from mortgage loan related activities increased by $216,000, gains on the sale of investment securities increased by $179,000 and  revenue from service charges and customer service fees increased by $13,000. Primarily due to the loss on the interest rate swap, other miscellaneous noninterest income declined by $38,000.

Noninterest Expenses

Noninterest expenses increased by $117,000 or 2% to $6.8 million in the third quarter of 2011 compared to $6.7 million for the prior year period. The Company experienced a $180,000 increase in loan collection expenses compared to the three-month period ended September 30, 2010. Total loan collection expenses for the current quarter totaled $669,000 compared to $489,000 for the prior year period. The loan collection expenses were primarily related to foreclosed and repossessed loan collateral; $349,000 in acquisition and ongoing servicing costs, $307,000 in valuation write-downs less $17,000 in net gains on disposition. Legal and other professional fees increased by $159,000 primarily due to expenses related to the investment transaction with Piedmont. Data processing expenses increased by $59,000 due primarily to increased deposit account volumes and the demand for internet banking services from new commercial account relationships.   Several areas of noninterest expense experienced declines over the comparative periods. FDIC deposit insurance decreased by $137,000 due to the new assessment structure, personnel expenses decreased by $83,000 and occupancy expenses are down by $30,000.

On a linked quarter basis, non-interest expenses declined by $1.1 million from $7.8 million for the three-month period ended June 30, 2011. The decrease was primarily the result of a $978,000 decline in loan collection expenses from $1.6 million for the prior period. Valuation write-downs on existing real estate owned were $1.0 million during the second quarter of 2011.

Tax Provision

The Company did not record any tax benefit associated with the pre-tax loss for the three-month period ended September 30, 2011. At December 31, 2010, we determined that a portion of our deferred tax asset may not be realizable and established a valuation allowance of $2.1 million. Management evaluates the level of the valuation allowance quarterly taking into consideration credit quality trends, losses from operations and deviations from forecasted results. Over the first nine months of 2011, the valuation allowance has been increased by $5.4 million and totaled $7.5 million at September 30, 2011. There was no net income tax expense or benefit recognized for the quarter ended September 30, 2011 compared to an income tax benefit of $1.6 million for the quarter ended September 30, 2010.

Nine-Month Period

For the nine months ended September 30, 2011, the Company reported a net loss, before adjusting for the effective dividend on preferred stock, of ($13,496,000) compared to ($5,351,000) for the nine months ended September 30, 2010. After adjusting for $1,306,000 and $1,264,000 in dividends and accretion on preferred stock for the two respective comparative periods, net loss attributable to common shareholders for the current period was ($14,802,000) or ($1.54) per share compared to net ($6,615,000) or ($0.69) per share for the prior year nine-month period. The current nine-month period results were impacted by a lower net interest margin, a 9% increase in noninterest expenses, a decrease in the recognition of an income tax benefit and was partially offset by lower loan loss provisions and a 3% increase in noninterest income.

Net interest income decreased by $2.7 million or 12% to $19.1 million from $21.8 million. The tax equivalent net interest margin for the current nine-month period contracted by 25 basis points from 3.23% to 2.98%. The provision for loan losses declined by $627,000 from $15.1 million for the nine-month period ended September 30, 2010 to $14.5 million for the current year period.

Non-interest income increased by $113,000 for the current nine-month period versus the same period in 2010. The increase is largely attributable to gains on the sale of investment securities of $526,000 less impairment write-downs on equity investments of $227,000. Components of noninterest income experiencing increases over the comparative period include brokerage referral revenue and customer deposit related service charges of $32,000 and $4,000, respectively. Areas experiencing decline include dividends on nonmarketable equity investments, earnings on cash value of bank owned life insurance and mortgage activity related revenue. Despite the low long-term mortgage rates, home valuations and credit concerns limited the volume of mortgage activity during the first half of 2011; however, as previously discussed, mortgage activity has increased during the most recent quarter.

Non-interest expenses increased by $1.7 million, or 9%, primarily in the categories of loan related expenses, legal and other professional fees, personnel, FDIC insurance and occupancy expenses. Through September 30, 2011, the Company has incurred approximately $719,000 in legal and consulting expenses related to the pending transaction with Piedmont. There was no tax benefit recorded for the nine-month period ended September 30, 2011 compared to a $4.5 million benefit for the prior year comparative period.

Balance Sheet

Crescent Financial Corporation reported unaudited total assets at September 30, 2011 of $916.0 million. Total assets have declined since December 31, 2010 by approximately 6% or $57.1 million. Of the total decrease, total gross loans held for investment declined by $60.8 million or 9% from $676.8 million at December 31, 2009 to $616.0 million at September 30, 2011. Approximately $28.8 million of the decline is attributed to transferring loans to foreclosed or repossessed assets, charge-offs related to those accounts and loan sales. The remaining $32.0 million of the decline resulted from payments and payoffs of approximately $70.1 million, net of $38.1 million in new loans. Other significant movement in asset categories include a $35.0 million increase in investment securities available for sale and a $18.8 million decrease in interest-bearing cash and Fed funds sold.

Total deposits are $686.2 million at September 30, 2011 and have declined by $38.2 million since December 31, 2010 reflecting a diminished need of funds due to tepid loan demand. Time deposits declined by $38.4 million and was comprised of a $39.0 million decrease in brokered deposits and a $590,000 increase in retail time deposits. Time deposits represent 49% of total deposits at September 30, 2011 compared to 52% at December 31, 2010. Total non-time deposits grew by $171,000 during the first nine months of 2011, but the mix of non-time deposits between interest and noninterest-bearing deposit type shifted favorably. Noninterest-bearing demand deposits have increased by $8.7 million since December 31, 2010 from $62.0 million to $70.7 million while interest-bearing deposit types have declined by $8.5 million from $285.5 million to $277.0 million. Interest-bearing demand accounts have increased by $4.2 million primarily in the area of attorney trust accounts, money market accounts increased by $1.9 million and savings accounts have declined by $14.6 million. The decline in savings products is attributable to individuals and businesses relying more heavily on their savings to fund purchases as opposed to credit facilities.

Total borrowings have declined by $7.0 million since December 31, 2010.  Total stockholders' equity was $67.0 million at September 30, 2011 compared to $79.0 million at year end 2010. The net decrease was primarily related to the net loss for the year and an increase in other comprehensive income. The total risk-based capital ratios at both the Company and Crescent State Bank remain strong and are 11.71% and 11.42%, respectively, at September 30, 2011.

Mike Carlton, President and CEO, stated, "The economy continues to present challenges for our customers, which in turn has a direct impact on our operating performance. During the third quarter, we continued to be diligent in identifying credits that portray collateral and cash flow weaknesses as a result of the current economic conditions. As such, the level of loan loss provision and charge offs has negatively impacted our earnings. However, after two consecutive quarters of negative pre-tax, pre-provision earnings, due primarily to reducing interest expense on deposits and noninterest expenses, the pre-tax, pre-provision earnings were positive for the current quarter. The recapitalization of the Company by Piedmont will provide additional strength to the balance sheet and a solid banking platform from which to execute their strategy to create a premier mid-size community bank."

Crescent State Bank is a state chartered bank operating fifteen banking offices in Cary (2), Apex, Clayton, Holly Springs, Southern Pines, Pinehurst, Sanford, Garner, Raleigh (3), Wilmington (2) and Knightdale, North Carolina. Crescent Financial Corporation stock can be found on the NASDAQ Global Market trading under the symbol CRFN. Investors can access additional corporate information, product descriptions and online services through the Bank's website at www.crescentstatebank.com.

Transaction with Piedmont

On February 23, 2011, Crescent Financial Corporation, Crescent State Bank and Piedmont entered into an investment agreement (the "Agreement") providing for the issuance of 18,750,000 shares of Crescent common stock at $4.00 per share for a total investment of $75.0 million. Piedmont has also agreed, subject to certain conditions, to commence a tender offer to purchase up to 6,442,105 shares of the Company's outstanding common stock at a price of $4.75 per share. This represents approximately two-thirds of the shares of the Company's common stock currently outstanding, and assuming all such shares were tendered, would result in Piedmont owning, when combined with the $75.0 million investment in newly issued shares, approximately 89% of the Company's outstanding common stock. The Agreement requires that the Company reincorporate as a Delaware corporation immediately prior to closing. The reincorporation will be effected through a merger of the Company with and into a newly formed Delaware corporation.

Consummation of the transaction is subject to receipt of all required regulatory approvals, which includes the approval of the Federal Reserve Bank, and the approval of the sale of common stock to Piedmont and the Delaware reincorporation by the Company's common and preferred shareholders. All regulatory approvals were obtained on October 21, 2011 and both common and preferred shareholders of Crescent approved these transactions on June 7, 2011.

This release is neither an offer to purchase nor a solicitation of an offer to sell securities. Piedmont will file a tender offer statement on Schedule TO with the SEC. Crescent stockholders are strongly advised to read the tender offer statement (including the offer to purchase, letter of transmittal and related tender offer documents) and the related solicitation/recommendation statement on Schedule 14D-9 that will be filed by Crescent with the SEC because they will contain important information about the proposed transaction. These documents will be available at no charge on the SEC's website at www.sec.gov. In addition, a copy of the offer to purchase, letter of transmittal and certain other related tender offer documents once they become available may be obtained free of charge by directing a request to Piedmont at 4711 Six Forks Road, Suite 2B, Raleigh, NC 27609. A copy of the tender offer statement and the solicitation/recommendation statement will also be made available to all stockholders of Crescent, free of charge, by contacting Bruce Elder of Crescent Investor Relations at (919) 466-1000 or from Crescent's website (www.crescentstatebank.com).

Forward-looking Statements

Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates, the effects of competition, delays in obtaining or failure to receive required regulatory approvals, including approval by the Board of Governors of the Federal Reserve System and the North Carolina Office of the Commissioner of Banks, the occurrence of events that would have a material adverse effect on Crescent as described in the Agreement, the risk that the Agreement could be terminated under circumstances that would require Crescent to pay termination fees and expenses to Piedmont, and other uncertainties arising in connection with the proposed investment transaction. Additional factors that could cause actual results to differ materially are discussed in Crescent's filings with the Securities and Exchange Commission ("SEC"), including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Crescent does not undertake a duty to update any forward-looking statements in this press release.

Crescent Financial Corporation
Financial Summary

(Amounts in thousands except share and per share data and prior quarters' information may have been reclassified)
INCOME STATEMENTS (unaudited)
	For the Three Month Period Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2011	2011	2011	2010	2010

INTEREST INCOME
Loans	$ 9,030	$ 9,022	$ 9,078	$ 10,020	$ 10,420
Investment securities available for sale	1,836	1,825	1,663	1,689	1,844
Fed funds sold and other interest-earning deposits	18	28	29	9	13
Total Interest Income	10,884	10,875	10,770	11,718	12,277

INTEREST EXPENSE
Deposits	2,719	3,131	3,349	3,627	3,980
Short-term borrowings	21	21	15	31	58
Long-term debt	1,387	1,377	1,371	1,412	1,428
Total Interest Expense	4,127	4,529	4,735	5,070	5,466

Net Interest Income	6,757	6,346	6,035	6,648	6,811
Provision for loan losses	4,452	3,035	7,024	5,209	4,948
Net interest income (loss) after
provision for loan losses	2,305	3,311	(989)	1,439	1,863

Non-interest income
Mortgage loan origination income	83	57	75	107	68
Service charges and fees on deposit accounts	470	457	447	464	464
Earnings on life insurance	215	216	213	223	223
Gain on sale of available for sale securities	236	189	101	25	--
Loss on impairment of nonmarketable equity securities	(48)	(179)	--	--	--
Gain on sale of loans	392	202	91	490	409
Other	96	134	115	154	151
Total non-interest income	1,444	1,076	1,042	1,463	1,315

Non-interest expense
Salaries and employee benefits	3,140	3,137	3,347	3,361	3,223
Occupancy and equipment	968	980	1,012	1,039	998
Data processing	447	449	420	414	388
FDIC deposit insurance premium	292	377	449	500	429
Net loss (gain) on foreclosed assets	291	1,187	159	(68)	81
Other loan related expense	378	460	333	492	408
Other	1,237	1,242	1,380	2,238	1,109
Total non-interest expense	6,753	7,832	7,100	6,992	6,636

Income (loss) before income taxes	(3,004)	(3,445)	(7,047)	(4,090)	(3,458)
Income taxes	--	--	--	433	(1,574)

Net income (loss)	(3,004)	(3,445)	(7,047)	(4,523)	(1,884)
Effective dividend on preferred stock	442	437	427	425	423
Net income (loss) attributable common shareholders	$ (3,446)	$ (3,882)	$ (7,474)	$ (4,948)	$ (2,307)

NET INCOME (LOSS) PER COMMON SHARE
Basic	$ (0.36)	$ (0.40)	$ (0.78)	$ (0.52)	$ (0.24)
Diluted	$ (0.36)	$ (0.40)	$ (0.78)	$ (0.52)	$ (0.24)

COMMON SHARE DATA

Book value per common share	$ 4.48	$ 4.74	$ 4.98	$ 5.76	$ 6.45
Tangible book value per common share	$ 4.41	$ 4.67	$ 4.92	$ 5.69	$ 6.37
Ending shares outstanding	9,662,059	9,664,059	9,664,059	9,664,059	9,664,059
Weighted average common shares outstanding - basic	9,587,324	9,586,390	9,581,390	9,581,390	9,581,390
Weighted average common shares outstanding - diluted	9,587,324	9,586,390	9,581,390	9,581,390	9,581,390

PERFORMANCE RATIOS (annualized)
Return on average assets	-1.32%	-1.47%	-2.96%	-1.85%	-0.77%
Return on average equity	-17.59%	-19.21%	-36.52%	-21.13%	-8.49%
Tax equivalent yield on earning assets	5.05%	4.97%	4.93%	5.24%	5.45%
Cost of interest-bearing liabilities	2.10%	2.24%	2.33%	2.46%	2.63%
Tax equivalent net interest margin	3.17%	2.95%	2.82%	3.03%	3.08%
Efficiency ratio	82.34%	105.52%	100.33%	86.21%	81.66%
Net loan charge-offs	2.64%	2.62%	2.57%	1.45%	2.96%

(Amounts in thousands except share and per share data and prior years' information may have been reclassified)
INCOME STATEMENTS (unaudited)
	For the Nine-Month Period Ended
	September 30,	September 30,
	2011	2010

INTEREST INCOME
Loans	$ 27,130	$ 33,400
Investment securities available for sale	5,325	5,637
Fed funds sold and other interest-earning deposits	75	26
Total Interest Income	32,530	39,063

INTEREST EXPENSE
Deposits	9,199	12,558
Short-term borrowings	58	388
Long-term debt	4,135	4,307
Total Interest Expense	13,392	17,253

Net Interest Income	19,138	21,810
Provision for loan losses	14,511	15,138
Net interest income after
provision for loan losses	4,627	6,672

Non-interest income
Mortgage loan origination income	215	372
Service charges and fees on deposit accounts	1,374	1,370
Earnings on life insurance	644	660
Gain on sale of available for sale securities	526	--
Loss on impairment of nonmarketable investment	(227)	--
Gain on sale of loans	685	602
Other	345	445
Total non-interest income	3,562	3,449

Non-interest expense
Salaries and employee benefits	9,625	9,402
Occupancy and equipment	2,959	2,949
Data processing	1,317	1,168
FDIC deposit insurance premium	1,117	1,013
Net loss on foreclosed assets	1,636	949
Other loan related expense	1,172	1,212
Other	3,859	3,282
Total non-interest expense	21,685	19,975

Income (loss) before income taxes	(13,496)	(9,854)
Income taxes	--	(4,503)

Net income (loss)	(13,496)	(5,351)
Effective dividend on preferred stock	1,306	1,264
Net income (loss) attributable to common shareholders	$ (14,802)	$ (6,615)

NET INCOME (LOSS) PER COMMON SHARE
Basic	$ (1.54)	$ (0.69)
Diluted	$ (1.54)	$ (0.69)

Weighted average common shares outstanding - basic	9,585,056	9,579,041
Weighted average common shares outstanding - diluted	9,585,056	9,579,041

PERFORMANCE RATIOS (annualized)
Return on average assets	-1.91%	-0.72%
Return on average equity	-24.59%	-8.00%
Tax equivalent yield on earning assets	4.99%	5.68%
Cost of interest-bearing liabilities	2.23%	2.74%
Tax equivalent net interest margin	2.98%	3.23%
Efficiency ratio	95.53%	79.08%
Net loan charge-offs	2.61%	2.68%

(Amounts in thousands)
CONSOLIDATED BALANCE SHEETS (unaudited)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2011	2011	2011	2010 (a)	2010
ASSETS
Cash and due from banks	$ 9,551	$ 8,594	$ 7,986	$ 8,373	$ 8,019
Interest earning deposits with banks	1,187	1,143	1,837	2,663	1,491
Federal funds sold	20,780	41,415	56,560	38,070	20,155
Investment securities available for sale at fair value	216,932	200,922	187,996	181,916	186,562
Loans held for sale	2,821	1,949	805	5,690	2,039
Loans	615,980	636,408	652,783	676,803	694,450
Allowance for loan losses	(22,601)	(22,319)	(23,485)	(20,702)	(18,049)
Net Loans	593,379	614,089	629,298	656,101	676,401
Accrued interest receivable	3,284	3,655	3,385	3,995	3,682
Federal Home Loan Bank stock	9,156	9,606	10,522	10,522	10,933
Bank premises and equipment	10,988	11,208	11,394	11,586	11,743
Investment in life insurance	19,068	18,873	18,677	18,483	18,277
Other intangibles	593	626	660	693	726
Foreclosed assets	13,643	13,491	14,113	15,524	15,205
Other assets	14,579	21,345	16,325	19,402	17,275

Total Assets	$ 915,961	$ 946,916	$ 959,558	$ 973,018	$ 972,508

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Deposits
Demand	$ 70,739	$ 67,616	$ 59,261	$ 62,044	$ 61,962
Savings	50,130	55,038	57,277	64,773	65,681
Money market and NOW	226,868	228,102	230,432	220,749	200,764
Time	338,437	363,818	378,235	376,817	388,641
Total Deposits	686,174	714,574	725,205	724,383	717,048

Short-term borrowings	5,000	5,000	5,000	7,000	7,000
Long-term debt	152,748	152,748	152,748	157,748	157,748
Accrued expenses and other liabilities	5,057	5,175	4,936	4,872	5,145

Total Liabilities	848,979	877,497	887,889	894,003	886,941
STOCKHOLDERS' EQUITY
Preferred stock	23,741	23,614	23,496	23,380	23,266
Common stock	9,664	9,664	9,664	9,664	9,664
Warrant	2,367	2,367	2,367	2,367	2,367
Additional paid-in capital	74,734	74,700	74,668	74,634	74,597
Accumulated deficit	(46,776)	(43,643)	(40,080)	(32,917)	(27,969)
Accumulated other comprehensive income	3,252	2,717	1,553	1,887	3,642

Total Stockholders' Equity	66,982	69,419	71,668	79,015	85,567

Total Liabilities and Stockholders' Equity	$ 915,961	$ 946,916	$ 959,558	$ 973,018	$ 972,508
( a ) Derived from audited consolidated financial statements.

CAPITAL RATIOS

Tangible equity to tangible assets	7.25%	7.27%	7.41%	8.06%	8.73%
Tangible common equity to tangible assets	4.66%	4.80%	4.97%	5.65%	6.34%
Tier 1 leverage ratio	7.25%	7.52%	7.57%	8.35%	9.20%
Tier 1 risk-based capital ratio	9.39%	9.64%	9.74%	10.34%	11.36%
Total risk-based capital ratio	11.71%	11.92%	12.01%	12.57%	13.57%

ASSET QUALITY RATIOS (in thousands)

	September 30,	June 30,	March 31,	December 31,	September 30,
	2011	2011	2011	2010	2010

Non accrual loans	$ 43,115	$ 39,105	$ 46,670	$ 30,569	$ 30,662
Accruing loans > 90 days past due	--	--	--	--	--
Total nonperforming loans	43,115	39,105	46,670	30,569	30,662
Other real estate owned & repossessions	13,643	13,491	14,113	15,524	15,205
Total nonperforming assets	$ 56,758	$ 52,596	$ 60,783	$ 46,093	$ 45,867
Allowance for loan losses to loans	3.67%	3.51%	3.60%	3.06%	2.60%
Nonperforming loans to total loans	7.00%	6.14%	7.15%	4.52%	4.42%
Nonperforming assets to total assets	6.20%	5.55%	6.33%	4.74%	4.71%
Restructured not included in categories above	10,602	7,221	5,755	7,540	5,648

	Nonperforming Loan Analysis
	September 30, 2011		September 30, 2010
		Percentage		Percentage
	Nonperforming	of Total	Nonperforming	of Total
	Loans	Loans	Loans	Loans
Construction and A&D	$ 23,542	3.82%	$ 18,680	2.69%
Commercial real estate	11,029	1.79%	7,990	1.15%
Residential mortgage	5,772	0.94%	2,812	0.40%
Home equity lines and loans	1,458	0.24%	896	0.13%
Commercial and industrial	1,313	0.21%	272	0.04%
Consumer	1	0.00%	12	0.00%
Totals	$ 43,115	7.00%	$ 30,662	4.42%

	Nonperforming Loans by Region
	As of September 30, 2011
				Nonperforming
		% of Total		Loans to
	Loans	Loans	Nonperforming	Loans
	Outstanding	Outstanding	Loans	Outstanding

Triangle Region	360,587	58.54%	23,394	6.49%
Sandhills Region	95,974	15.58%	3,614	3.77%
Wilmington Region	159,419	25.88%	16,107	10.10%

Totals	$ 615,980	100.00%	$ 43,115	7.00%

AVERAGE BALANCES, INTEREST AND YIELDS/COSTS (in thousands)

	For the Three Months Ended
	September 30, 2011			June 30, 2011			September 30, 2010
	Average		Average	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest-earnings assets
Loan portfolio	$ 626,279	$ 9,030	5.72%	$ 643,774	$ 9,022	5.62%	$ 704,177	$ 10,420	5.87%
Investment securities	212,968	1,836	3.86%*	204,459	1,825	4.06%*	191,714	1,844	4.45%
Fed funds and other interest-earning	32,242	18	0.22%	49,642	28	0.23%	19,278	13	0.27%
Total interest-earning assets	871,489	10,884	5.05%	897,875	10,875	4.97%	915,169	12,277	5.45%
Noninterest-earning assets	53,037			53,582			61,465
Total Assets	$ 924,526			$ 951,457			$ 976,634

Interest-bearing liabilities
Interest-bearing NOW	$ 144,255	495	1.36%	$ 151,948	686	1.81%	$ 130,712	845	2.56%
Money market and savings	131,112	223	0.67%	132,430	268	0.81%	130,824	351	1.06%
Time deposits	347,256	2,001	2.29%	368,987	2,177	2.37%	394,895	2,784	2.80%
Short-term borrowings	5,000	21	1.64%	5,000	21	1.66%	12,174	58	1.86%
Long-term debt	152,748	1,387	3.55%	152,748	1,377	3.57%	155,313	1,428	3.60%
Total interest-bearing liabilities	780,371	4,127	2.10%	811,113	4,529	2.24%	823,918	5,466	2.63%
Non-interest bearing deposits	70,190			63,025			60,301
Other liabilities	4,708			4,551			4,334
Total Liabilities	855,269			878,689			888,553
Stockholders' Equity	69,257			72,768			88,081
Total Liabilities & Stockholders' Equity	$ 924,526			$ 951,457			$ 976,634

Net interest income		$ 6,757			$ 6,346			$ 6,811
Interest rate spread			2.95%			2.73%			2.82%
Tax equivalent net interest-margin			3.17%			2.95%			3.08%

Percentage of average interest-earning assets
to average interest-bearing liabilities			111.68%			110.70%			111.08%

* Shown as a tax equivalent yield
	For the Nine Months Ended
	September 30, 2011			September 30, 2010
	Average		Average	Average		Average
	Balance	Interest	Yield/Cost	Balance	Interest	Yield/Cost

Interest-earnings assets
Loan portfolio	$ 645,915	$ 27,130	5.62%	$ 730,611	$ 33,400	6.11%
Investment securities	202,621	5,325	3.99%*	195,132	5,637	4.43%*
Fed funds and other interest-earning	43,717	75	0.23%	13,161	26	0.26%
Total interest-earning assets	892,253	32,530	4.99%	938,904	39,063	5.68%
Noninterest-earning assets	54,289			54,603
Total Assets	$ 946,542			$ 993,507

Interest-bearing liabilities
Interest-bearing NOW	$ 148,855	1,940	1.74%	$ 115,043	2,270	2.64%
Money market and savings	132,339	807	0.82%	131,475	1,151	1.17%
Time deposits	365,254	6,452	2.36%	409,091	9,137	2.99%
Short-term borrowings	4,549	58	1.68%	35,411	388	1.44%
Long-term debt	153,481	4,135	3.55%	151,279	4,307	3.75%
Total interest-bearing liabilities	804,478	13,392	2.23%	842,299	17,253	2.74%
Non-interest bearing deposits	64,141			57,717
Other liabilities	4,536			4,010
Total Liabilities	873,155			904,026
Stockholders' Equity	73,387			89,481
Total Liabilities & Stockholders' Equity	$ 946,542			$ 993,507

Net interest income		$ 19,138			$ 21,810
Interest rate spread			2.76%			2.94%
Tax equivalent net interest-margin			2.98%			3.23%

Percentage of average interest-earning assets
to average interest-bearing liabilities			110.91%			111.47%

* Shown as a tax equivalent yield

CONTACT: Michael G. Carlton
         President and CEO
         Bruce W. Elder
         Vice President
         (919) 466-1005